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                                                                   EXHIBIT 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-58737) pertaining to the 1998 Stock Option and Restricted Stock Plan and an Option Agreement of SFX Entertainment, Inc. (the "Company") of our report dated April 11, 1996, with respect to the combined statements of income, changes in capital and cash flows of Magicworks Entertainment Incorporated included in its Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission and incorporated by reference in the Company's Current Report on Form 8-K dated September 18, 1998.


                                                              Ernst & Young LLP


Miami, Florida
September 18, 1998